EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact:	David S. Graziosi
Chief Financial Officer
832-366-2508

RESOLUTION PERFORMANCE PRODUCTS LLC EXPECTS FIRST QUARTER 2005 RESULTS TO EXCEED ANALYST EXPECTATIONS

HOUSTON, April 29, 2005 – Resolution Performance Products LLC, a leading worldwide manufacturer and developer of epoxy resins, today reported that it expects first quarter 2005 results to exceed analysts’ 2005 estimates.  The Company said it anticipates revenues to be in the range of $310-315 million up 40% from first quarter 2004 and up 9% from fourth quarter 2004.  Net income (loss) is expected to be in the range of a $1 million loss to a $2 million profit for the three months ended March 31, 2005.  EBITDA is expected to be in the range of $43-45 million up 76% from fourth quarter 2004.  Long-term debt, net of cash is expected to be approximately $702 million as of March 31, 2005 which includes approximately $33 million outstanding under the revolver credit facility.

“We are pleased that the efforts of our talented and dedicated employees are reflected in these positive results.  Our actions in the marketplace and cost containment programs have allowed the business to achieve a sustainable level of profitability,” said Marvin O. Schlanger, Chairman and CEO.  “We will continue to work with our customers to build value through the entire value chain and to ensure adequate supply of product in the future,” Schlanger added.

Resolution Performance Products is a leading worldwide manufacturer and developer of epoxy resins and is also the leading global manufacturer of versatic acids and derivatives.  Epoxy resins are chemicals primarily used in the manufacture of coatings, adhesives, printed circuit boards, fiber reinforced plastics and construction materials.  Versatic acids and derivatives are specialty products which complement our epoxy resin product offerings in coatings, adhesives and construction applications.  The Company, with approximately 950 employees, has operations in the United States, Europe and Asia.  Additional information about the Company and annual, quarterly and current report filings are available on its website at www.resins.com under the corporate information heading.

Certain statements in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are based on the Company’s current expectations and involve risks and uncertainties that could cause the Company’s actual results to differ materially from those set forth in the statements.  The Company can give no assurance that such expectations will prove to be correct.  Factors that could cause the Company’s results to differ materially from current expectations include: general economic and business conditions, industry trends, raw material costs and availability, changes in demand for its products, actions of its competitors and the additional factors and risks contained in the Company’s Registration Statement on Form S-4 declared effective on February 4, 2004 (file No. 333-112016) and in its periodic reports filed with the SEC.

Resolution Performance Products LLC

Reconciliation of Net Income (Loss) to EBITDA

EBITDA represents income before income (loss) taxes, interest expense and depreciation and amortization. EBITDA is presented because it is used by investors to analyze and compare operating performance, which includes a company’s ability to service and/or incur debt. In addition, management focuses on EBITDA because it is used as an internal performance measure.  However, EBITDA should not be considered in isolation or as a substitute for net income (loss), cash flows or other income or cash flow data prepared in accordance with United States generally accepted accounting principles or as a measure of a company’s profitability or liquidity. EBITDA is not calculated under GAAP and therefore is not necessarily comparable to similarly titled measures of other companies. The following table reconciles the differences between the range of estimated net income (loss), as determined under United States generally accepted accounting principles and EBITDA (in millions):

	(Estimated Range) Three Months Ended March 31, 2005
Net income (loss)	$(1)	$2
Income tax expense	9	8
Interest expense, net	21	21
Depreciation and amortization	14	14

EBITDA	$43	$45